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NEURALSTEM SPINAL CORD INJURY STEM CELL TRIAL APPROVED TO

COMMENCE AT UNIVERSITY OF CALIFORNIA, SAN DIEGO

NSI-566 to be Tested in Patients with Chronic Spinal Cord Injury

ROCKVILLE, MD, April 16, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the Institutional Review Board of the University of California, San Diego, School of Medicine has approved the Phase I safety trial to treat chronic spinal cord injury (cSCI) with its NSI-566 stem cells. The NSI-566/cSCI Phase I trial will enroll patients with thoracic spinal cord injuries (T2-T12) who have an American Spinal Injury Association (AIS) A level of impairment, between one and two years after injury. AIS A impairment, which is complete paralysis, refers to a patient with no motor or sensory function in the relevant segments at and below the injury. The trial, which already has FDA approval, and has a one-year completion goal, will be under the direction of principal investigator (PI) Joseph Ciacci, MD, UC San Diego School of Medicine and neurosurgeon at UC San Diego Health System. Much of the pre-clinical work with the NSI-566 cells in spinal cord injury was conducted at UC San Diego School of Medicine by Martin Marsala, MD, professor in the Department of Anesthesiology, who will be another study investigator.

“Moving our spinal cord cells into human trials for a second indication in the U.S. is a major step forward for the company,” said Karl Johe PhD, Neuralstem’s Chairman of the Board and Chief Scientific Officer. “We have demonstrated that the surgical route of administration is safe and robust; that the cells survive transplantation and are biologically active in the patients, and that both the cells and the surgery are well-tolerated and safe. In animals, we have shown compelling proof-of-principle of return of significant function. With 30 successful spinal surgeries completed in our ALS trials, we feel we are ready to tackle spinal cord injury and are excited to begin this ground-breaking study. We wish to thank and acknowledge the support of our collaborators at UCSD, without whom this trial would not be possible.”

In a peer-reviewed study, published in the journal, STEM CELL RESEARCH AND THERAPY, in May, 2013, rats transplanted with NSI-566 stem cells three days after a spinal cord injury at L3 (lumbar 3), showed improvement along several measures of motor function and a reduction of spasticity. The study demonstrated that intraspinal grafting of NSI-566 cells during the acute phase of a spinal cord injury could represent a safe and effective treatment that ameliorates post-injury motor and sensory deficits.

In a separate peer-reviewed study, published in the journal, CELL, in August, 2012, rats with surgically transected spinal cords transplanted with Neuralstem’s NSI-566 stem cells, recovered significant locomotor function, regaining movement in all lower extremity joints. Furthermore, the cells turned into neurons which grew a “remarkable” number of axons that extended for “very long distances,” bridging above and below the point of severance. These neurons also appeared to make reciprocal synaptic connectivity with the host rat spinal cord neurons in the gray matter for several segments below the injury.

Patients wishing to find out about the trial should contact the principal investigator’s office: 619-471-0798.

About Chronic Spinal Cord Injury

There are more than 10,000 new spinal cord injuries (SCI) in the U.S. each year. At the time of a recent survey done by the Christopher & Dana Reeve Foundation, there were approximately 840,000 people living with chronic SCI, which refers to patients in whom paralysis persists and becomes permanent. According to the National Spinal Cord Injury Association, 85% of SCI patients who survive the first 24 hours are still alive 10 years later.

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013.

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